FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Merkel         Joelen             K.     |    Symbol
(Last)         (First)          (Middle) |    Chris-Craft Industries, Inc.
     Chris-Craft Industries,Inc.         |    (CCN)
   5355 Town Center Rd., Suite 200       | ------------------------------------
              (Street)                   | 3. IRS or Social Security Number of
Boca Raton      FL                33486  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
      Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
 Vice President and Treasurer       |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of      6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities       Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially     Direct (D) or   Beneficial
                                                                of (D)             Owned at End     Indirect (I)    Ownership
                                             Code   V       Amount    (A)  Price   of Month
                                                                      or
                                                                      (D)
Common Stock              12/08/99           M              16,728    A    30.0834                  D
Common Stock              12/08/99           F               7,138    D    --      25,006
Common Stock                                                                       20,468           I              By trust*
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FORM  4 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Employee Stock Opiton
  (right to buy)         30.0834               12/08/99        M                        16,728     12/14/97     12/13/99

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Month                 or
                                                                                 Indirect (I)
Title           Number
                of Shares
Common Stock    16,728       --                         -0-                      D

Explanation of Responses:
*Held in Employees Stock Purchase Plan as of 10/31/99

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/s/ Joelen K. Merkel                          January 04, 2000
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   **Signature of Reporting Person                  Date